Karat Packaging Reports 2025 First Quarter Financial Results

— Strong revenue growth and well-positioned ahead of the global trade uncertainty —

CHINO, Calif, May 8, 2025 – Karat Packaging Inc. (Nasdaq: KRT) (“Karat” or the “Company”), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its 2025 first quarter ended March 31, 2025.

First Quarter 2025 Highlights
•Net sales of $103.6 million, up 8.4 percent, from $95.6 million in the prior-year quarter.
•Gross profit of $40.8 million, up 8.4 percent, from $37.6 million in prior-year quarter.
•Gross margin of 39.3 percent, consistent with the prior-year quarter.
•Net income of $6.8 million, up 5.2 percent, from $6.5 million in the prior-year quarter.
•Net income margin of 6.6 percent versus 6.8 percent in the prior-year quarter.
•Adjusted EBITDA of $11.9 million versus $13.5 million in the prior-year quarter.
•Adjusted EBITDA margin of 11.5 percent versus 14.2 percent in the prior-year quarter.

Guidance
•Net sales for the 2025 second quarter expected to increase by high single-digit to low double-digits from the prior-year quarter.
•Gross margin for the 2025 second quarter expected to be in line with the first quarter.
•Adjusted EBITDA margin for the 2025 second quarter expected to be in the mid-teens.
•Reiterating the 2025 full year guidance on net sales, gross margin and adjusted EBITDA margin.

“We delivered another strong quarter, with sales volume up 10.9 percent and net sales up 8.4 percent and we believe we are well-positioned to navigate the supply chain challenges and the uncertain trade environment,” said Alan Yu, Chief Executive Officer. “Our effective and nimble global strategic sourcing capabilities enabled us to act early, reducing reliance on China from approximately 20 percent at the end of 2024 to 15 percent in March 2025, as we secured inventory from alternative sources with significantly more favorable trade terms under the current tariff structure. Moreover, due to the recently imposed extreme tariff, we have temporarily suspended imports from most vendors in China starting mid-April.”

“In addition to our diverse international supplier network, our ability to quickly ramp up our existing domestic manufacturing operations also enables us to respond rapidly to shifting market dynamics and meet customer needs. This agility ensures continuity and positions us to capture growth opportunities during periods of challenging external economic environments. As previously announced, we implemented price increases for certain products on April 1. Reflecting higher costs from the more recent global tariff developments, we expect to implement additional price increases in mid-May.

“At the same time, we continue to focus on expanding our wallet and market share, particular in Texas and the mid-west region, as well as growing our online business, which experienced a nearly 20 percent sales increase during the first quarter. Karat has proven to be a reliable supplier to our customers during times of supply chain interruptions and general economic uncertainty, as we demonstrated during the Covid era,” Yu added.

First Quarter 2025 Financial Results
Net sales for the 2025 first quarter increased 8.4 percent to $103.6 million, from $95.6 million in the prior-year quarter. Net sales for the 2024 first quarter were understated by $0.7 million, which represented products shipped and recognized as revenue in 2023 but not delivered until 2024. Including this impact, the year-over-year increase in net sales was primarily driven by a $11.7 million volume growth and change in product mix, partially offset by a $3.9 million unfavorable year-over-year pricing comparison, as the Company continued to be competitive on the pricing front.

Over the past couple of quarters, the Company has observed a shift in some order patterns from chain accounts, requesting order fulfillment through their distribution partners. This change has blurred the distinction between sales to chains and distributors. Accordingly, starting 2025, the Company has combined net sales to chain accounts and distributors into a single reporting category and has recast the comparative 2024 period, as presented in the net sales by category table below.

Cost of goods sold for the 2025 first quarter increased 8.4 percent to $62.9 million, from $58.0 million in the prior-year quarter. Cost of goods sold for the 2024 first quarter was understated by $0.4 million related to products shipped and recognized as cost of goods sold in 2023 but not delivered until 2024, as discussed above. Including this impact, the year-over-year increase in cost of goods sold was primarily driven by higher product costs of $3.0 million resulting from increased sales volume partially offset by more favorable vendor pricing and product mix, and higher ocean freight and duty costs of $2.0 million, as a result of a 15.5 percent increase in import volume, as well as a 4.3 percent increase in freight container rates.

Gross profit for the 2025 first quarter increased 8.4 percent to $40.8 million, from $37.6 million in the prior-year quarter. Gross profit for the 2024 first quarter was understated by $0.3 million related to products shipped and recognized as revenue and cost of goods sold in 2023 but not delivered until 2024, as discussed above. Gross margin was 39.3 percent in the 2025 first quarter, consistent with the prior-year quarter. Gross margin benefited from lower product costs as a percentage of net sales in the 2025 first quarter, compared with the prior-year quarter, primarily due to more favorable vendor pricing, increased imports as a percentage of total product mix, and foreign currency gain, partially offset by higher freight and duty costs as a percentage of net sales.

Operating expenses for the 2025 first quarter increased 11.6 percent to $32.9 million, from $29.5 million in the prior-year quarter. The increase for the 2025 first quarter was primarily driven by an increase in shipping and transportation costs of $3.4 million due to higher sales volume and an increase in online packages as a percentage of total shipments, an increase in rent expense of $0.9 million primarily due to the opening of a new distribution center and warehouse lease extension in Chino, California, an increase in online marketing expense, and higher professional services expense. These increases were partially offset by a non-cash impairment of a right-of-use asset of $2.0 million during the prior-year quarter resulting from the sublease of a warehouse in City of Industry, California.

Net income for the 2025 first quarter increased 5.2 percent to $6.8 million, from $6.5 million in the prior-year quarter. Net income margin was 6.6 percent in the 2025 first quarter, compared with 6.8 percent in the prior-year quarter.

Net income attributable to Karat for the 2025 first quarter was $6.4 million, or $0.32 per diluted share, compared with $6.2 million in prior-year quarter, or $0.31 per diluted share.

Adjusted EBITDA, a non-GAAP measure defined below, was $11.9 million for the 2025 first quarter, compared with $13.5 million for the prior-year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, was 11.5 percent of net sales for the 2025 first quarter, compared with 14.2 percent for the prior-year quarter.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $0.33 per share for the 2025 first quarter, compared with $0.40 per share for the same quarter last year.

Dividend
On May 6, 2025, Karat’s board of directors approved another regular quarterly dividend of $0.45 per share on the Company’s common stock, payable on or about May 23, 2025, to stockholders of record as of May 16, 2025.

Investor Conference Call
The Company will host an investor conference call today, May 8, 2025, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its 2025 first quarter results.

Phone: 877-418-4045 (domestic); 412-317-6745 (international)
Conference ID: Karat Packaging Inc.
Webcast: Accessible at https://irkarat.com/events-presentations/; archive available for approximately one year

About Karat Packaging Inc.
Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements
Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving our financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K and any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

# # #

Investor Relations and Media Contacts:
PondelWilkinson Inc.
Judy Lin or Roger Pondel
310-279-5980
ir@karatpackaging.com

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Net sales	$103,624	$95,613
Cost of goods sold	62,862	58,011
Gross profit	40,762	37,602
Operating expenses
Selling expenses	14,411	10,763
General and administrative expenses (including $677 and $556 associated with variable interest entity for the three months ended March 31, 2025 and 2024, respectively)	18,548	16,769
Impairment expense and (gain) loss, net, on disposal of property and equipment	(17)	1,994
Total operating expenses	32,942	29,526
Operating income	7,820	8,076
Other income (expenses)
Rental income (including $446 and $255 associated with variable interest entity for the three months ended March 31, 2025 and 2024, respectively)	776	291
Other income, net	44	55
Gain on foreign currency transactions	239	122
Interest income (including $226 and $213 associated with variable interest entity for the three months ended March 31, 2025 and 2024, respectively)	566	431
Interest expense (including $500 and $517 associated with variable interest entity for the three months ended March 31, 2025 and 2024, respectively)	(509)	(524)
Total other income, net	1,116	375
Income before provision for income taxes	8,936	8,451
Provision for income taxes	2,121	1,975
Net income	6,815	6,476
Net income attributable to noncontrolling interest	406	310
Net income attributable to Karat Packaging Inc.	$6,409	$6,166
Basic and diluted earnings per share:
Basic	$0.32	$0.31
Diluted	$0.32	$0.31
Weighted average common shares outstanding, basic	20,036,505	19,969,606
Weighted average common shares outstanding, diluted	20,198,654	20,075,485

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2025	2024
Chains and distributors	$79,599	$74,297
Online	17,791	14,879
Retail	6,234	6,437
	$103,624	$95,613

KARAT PACKAGING INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET AND CASH FLOW INFORMATION
(In thousands)

Selected Balance Sheet Information:	March 31, 2025	December 31, 2024
	(Unaudited)
Cash and cash equivalents	$32,473	$31,584
Short-term investments	$23,800	$28,343
Accounts receivable, net of allowance for bad debt	$32,401	$26,736
Inventories	$79,906	$70,722
Total assets	$312,216	$294,522
Accounts payable	$24,518	$17,831
Total current liabilities	$60,083	$46,447
Total liabilities	$152,005	$132,323
Total stockholders’ equity	$160,211	$162,199

Selected Cash Flow Information:	Three Months Ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$7,726	$6,559
Net cash provided by (used in) investing activities	$3,533	$(7,947)
Dividends paid to shareholders	$(9,017)	$(5,992)
Net cash used in financing activities	$(10,370)	$(8,544)

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(In thousands, except percentages and per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Three Months Ended March 31,
	2025		2024
	Amounts	% of Net Sales	Amounts	% of Net Sales
Net income:	$6,815	6.6%	$6,476	6.8%
Add (deduct):
Interest income	(566)	(0.5)	(431)	(0.5)
Interest expense	509	0.5	524	0.6
Provision for income taxes	2,121	2.0	1,975	2.1
Depreciation and amortization	2,688	2.6	2,629	2.7
Stock-based compensation expense	346	0.3	375	0.4
Operating right-of-use asset impairment	—	—	1,993	2.1
Adjusted EBITDA	$11,913	11.5%	$13,541	14.2%

Reconciliation of Free Cash Flow:	Three Months Ended March 31,
	2025	2024
Cash from operating activities	$7,726	$6,559
Deduct:
Purchase of property and equipment	(107)	(163)
Deposits paid for property and equipment	(989)	(761)
Free Cash Flow	$6,630	$5,635

Reconciliation of Adjusted Diluted Earnings Per Common Share:	Three Months Ended March 31,
	2025	2024
Diluted earnings per common share:	$0.32	$0.31
Add (deduct):
Stock-based compensation expense	0.01	0.02
Operating right-of-use asset impairment	—	0.10
Tax impact	—	(0.03)
Adjusted diluted earnings per common shares	$0.33	$0.40

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended March 31, 2025
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$6,409	$478	$(72)	$6,815
Add (deduct):
Interest income	(339)	(227)	—	(566)
Interest expense	9	500	—	509
Provision for income taxes	2,121	—	—	2,121
Depreciation and amortization	2,385	303	—	2,688
Stock-based compensation expense	346	—	—	346
Adjusted EBITDA	$10,931	$1,054	$(72)	$11,913

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended March 31, 2024
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income	$5,850	$360	$266	$6,476
Add (deduct):
Interest income	(218)	(213)	—	(431)
Interest expense	7	517	—	524
Provision for income taxes	1,975	—	—	1,975
Depreciation and amortization	2,326	303	—	2,629
Stock-based compensation expense	375	—	—	375
Operating right-of-use asset impairment	1,993	—	—	1,993
Adjusted EBITDA	$12,308	$967	$266	$13,541
Use of Non-GAAP Financial Measures

Karat utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Adjusted EBITDA is a financial measure calculated as net income excluding (i) interest income, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation expense, and (vi) operating right-of-use asset impairment.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Free Cash Flow is calculated as cash from operating activities less cash used in (i) purchases of property and equipment, and (ii) deposits paid for property and equipment, offset by (iii) deposits refunded from cancelled machinery orders.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation, operating right-of-use asset impairment, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of Karat and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our financial performance or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

With respect to our financial targets for the 2025 second quarter and 2025 full year adjusted EBITDA margin, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.